Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES OPERATIONAL UPDATE RELATED TO COLORADO SEVERE FLOODING AND UPCOMING INVESTOR PRESENTATION

HOUSTON October 1, 2013 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced updates regarding activity in the Denver-Julesburg Basin (“D-J Basin”) and announced its presentation this week at the Independent Petroleum Association of America’s Oil and Gas Investment Symposium in San Francisco.

Impact of September Floods on D-J Basin Activty

September’s record rainfall in Colorado had a significant impact on oilfield activity in the Denver-Julesburg Basin as severe flooding along the Front Range, especially in the Big Thompson Canyon and South Platte River, resulted in substantial production shut-ins and a significant decline in regional oilfield activity for the second-half of September.

As noted by leading operators and service companies in the D-J Basin, drilling and completion activity was halted in the region around September 15 and was slow to resume through the end of September. While activity has begun to resume, infrastructure damage and personnel displacement will continue to have an impact on the return to normal operations in the region in the coming weeks.

After examining activity curtailment and delivery delays resulting from flooding, Flotek believes it will experience a transient delay in revenue of approximately $2.5 million in the third quarter. It is too early to determine any lingering revenue impact from infrastructure and personnel issues, although Flotek is beginning to experience more normal procurement patterns from our clients.

Flotek experienced no loss of equipment or inventory as a result of the flooding.

“First and foremost, we join our clients and friends in expressing our concern and compassion for those directly impacted by this unfathomable natural disaster and those that continue to experience the lasting impacts of unprecedented flooding,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “While the loss of revenue will have a modest, transient impact on our third quarter revenue, that is of little concern when compared to the challenges and hardships faced by our clients and their hard working associates in Colorado. We will do everything possible to assist in the recovery and restoration efforts and are focused on returning normalcy to the region with any help we can provide.”

Flotek Industries, Inc. Media Advisory: Colorado Flooding Impacts & Presentation at IPAA OGIS San Francisco

For Immediate Release – October 1, 2013

Presentation at Independent Petroleum Association of America Oil & Gas Investment Symposium

Flotek will make a presentation at the Independent Petroleum Association of America San Francisco Oil and Gas Investment Symposium on Wednesday, October 2, 2013. John Chisholm, Chairman, President and Chief Executive Officer of Flotek, will present to conference attendees beginning at 8:55am PDT.

The presentation will be webcast live beginning at 8:55am PDT on Wednesday, October 2, 2013 and can be accessed from Flotek’s website, www.flotekind.com. The presentation slides will be available on the Flotek website coincident with the conference presentation.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.